Exhibit 10.30

FLOWERS FOODS, INC.

2014 OMNIBUS EQUITY AND INCENTIVE COMPENSATION PLAN

2020 Performance Share Agreement

WHEREAS, [_________] (the “Grantee”) is a Participant in the Flowers Foods, Inc. 2014 Omnibus Equity and Incentive Compensation Plan (the “Plan”) and is an employee of Flowers Foods, Inc. (the “Company”) or a Subsidiary; and

WHEREAS, a grant of Performance Shares to the Grantee has been duly authorized by a resolution of the Committee as effective on December 29, 2019 (the “Date of Grant”).

NOW, THEREFORE, pursuant to the Plan, the Company hereby memorializes a grant to the Grantee, as of the Date of Grant, pursuant to this 2020 Performance Share Agreement (this “Agreement”) of (a) a Target of [_____________] Performance Shares, designated as “ROIC Shares” and (b) a Target of [_____________] Performance Shares, designated as “TSR Shares,” both of which are described in Sections 1(b) and (c), respectively (collectively, the “Stock Award”).

1.Vesting of Performance Shares.

(a)Normal Vesting.  On the Vesting Date, the Performance Shares shall become non-forfeitable to the extent that the Performance Criteria listed in sub-sections (b) and/or (c) below have been met as of the Vesting Date, subject to the Grantee having remained in the continuous employ of the Company and/or Subsidiary until (i) the Vesting Date or (ii) December 31, 2022, if during the period beginning on December 31, 2022 and ending on the Vesting Date, one of the following occurs: (A) the Grantee’s employment with the Company terminates because of Retirement, (B) any of the occurrences specified in Section 3(d)(i), or (C) the Grantee dies or incurs a Disability.

(b)Vesting of ROIC Shares.

(i)In order for any portion of the ROIC Shares to become non-forfeitable as of the Vesting Date, the following Performance Criteria must be achieved during the period commencing December 29, 2019 and ending December 31, 2022 (the “ROIC Performance Period”):  the Company’s ROIC must exceed its WACC by 175 basis points for said period.

(ii)In the event that the requirement of subparagraph (b)(i) above is satisfied, the grant of ROIC Shares shall become non-forfeitable as indicated below.  For this purpose, the ROIC Performance Period is the twelve fiscal quarters occurring in the Company’s fiscal years 2020, 2021, and 2022.

Difference (or “Spread”) ROIC minus WACC	Non-Forfeitable Percentage (% of Target)
Less than 175 basis points	0%
175 basis points	50%
375 basis points	100%
475 basis points or above	125%
Straight-line interpolation between points

(c)Vesting of TSR Shares.  In order for any portion of the TSR Shares to become non-forfeitable as of the Vesting Date, the following Performance Criteria must be achieved: the relative performance of the Flowers TSR determined for the period commencing January 1, 2020 and ending December 31, 2022 (the “TSR Performance Period”) compared to the Peer Group TSRs for the same period equals or exceeds the thirtieth Percentile (30%), calculated as follows:

The final four hypothetical payouts relating to Flowers TSR, based on the table below, from January 1, 2020 through the calendar quarter ending prices for March 31, 2022, June 30, 2022, September 30, 2022 and December 31, 2022 (the “TSR Measurement Periods”) will be averaged to determine the final percent of TSR Shares that become non-forfeitable.

Percentile Flowers TSR vs. Peer Group TSRs	Non-Forfeitable Percentage (% of Target)
Less than 30th	0%
30th	50%
50th	100%
70th	150%
90th or above	200%
Straight-line interpolation between points

2.Distribution.  ROIC Shares and TSR Shares that become non-forfeitable under Section 1 shall be distributed as soon as practicable after the Vesting Date, but notwithstanding anything to the contrary, in all events within the “short-term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4).

3.Continuous Employment; Early Termination of Employment.

(a)Continuous Employment.  For purposes of this Agreement, the Grantee’s employment with the Company or Subsidiary will be deemed to have ceased as of the last day worked.  In the case of a Grantee having received short term disability benefits, employment will be deemed to have ceased on the last day for which such short term benefits are paid, unless the Grantee immediately returns to active employment.  For the purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary will not be deemed to have been interrupted, and the Grantee will not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (i) the termination of his employment by the Company or a Subsidiary and immediate rehire by the Company (if the Company was not the original employer) or by another Subsidiary or (ii) an approved leave of absence.

(b)Vesting Upon Retirement.  In the event that the Grantee’s employment with the Company shall terminate prior to December 31, 2022 because of Retirement in the absence of Cause, a pro rata portion of the ROIC Shares and the TSR Shares shall become non-forfeitable on the Vesting Date based on the actual performance achieved under Section 1(b) and (c) whereby the pro rata portion shall be determined by dividing the number of complete calendar quarters in the applicable performance period until Retirement by twelve (12).  The distribution of the non-forfeitable ROIC Shares and TSR Shares under this Section 3(b) shall be made at the same time as the distribution of the Performance Shares that would have been made under Section 2.

(c)Vesting Upon Disability or Death.  Notwithstanding the provisions of Sections 1, 2 and 3(b), in the event of the Grantee’s death or Disability prior to December 31, 2022, then the ROIC Shares and TSR Shares shall become non-forfeitable at Target and such vested Stock Award shall be distributed within ten (10) business days of the applicable occurrence, but notwithstanding anything to the contrary, in all events within the “short-term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4).

(d)Vesting Upon Change in Control.  Notwithstanding the provisions of Sections 1, 2 and 3(b), in the event of either:

(i)a termination of employment prior to December 31, 2022, either within two (2) years after a Change in Control (in which case the occurrence shall be the termination of employment) or during the six (6) month period prior to a Change in Control (in which case vesting is contingent on the occurrence of the Change in Control and the occurrence shall be the Change in Control), where either the Grantee is involuntarily terminated from employment for reasons other than for Cause, or the Grantee terminates his or her employment for Good Reason, or

(ii)a Change in Control prior to December 31, 2022 where the Stock Award is not assumed or converted into replacement awards in connection with the Change in Control, then (1) ROIC Shares shall become non-forfeitable at Target, and (2) TSR Shares shall become non-forfeitable as follows:  (x) if twelve (12) months of the TSR Performance Period have been completed as of the date of the occurrence, non-forfeitability is based on TSR as of the date of occurrence without application of 4-quarter averaging, or (y) if twelve (12) months of the TSR Performance Period have not been completed, non-forfeitability is at Target.  Such vested Stock Award shall be distributed within ten (10) business days of the applicable occurrence, but notwithstanding anything to the contrary, in all events within the “short-term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4).

4.Vesting Definitions.

(i)“Retirement” means termination of employment after either (A) attainment of age sixty-five (65), or (B) attainment of age fifty-five (55) provided the Grantee has accrued ten (10) years of service.

(ii)“Vesting Date” means the date that the Company files its Annual Report on Form 10‑K with the Securities and Exchange Commission reflecting the certification of the Performance Criteria set forth in Section 1, or if earlier March 14, 2023.

(iii)“Flowers TSR” means (A) the Company’s common stock price change plus dividends (which are assumed to be reinvested as paid out to shareholders) compared to (B) the price of Company common stock determined on the trading day immediately preceding the commencement of the TSR Performance Period.

(iv)“ROIC” means the time-weighted quarterly average during the ROIC Performance Period of the sum of net income and after-tax interest expense divided by the time-weighted average quarterly book value of the company’s debt and equity capital. GAAP amounts used in the calculation of ROIC shall be adjusted for items that in the committees’ judgment, and as agreed to by the company’s external auditors, affect comparability during the ROIC Performance Period and/or between the numerator and denominator.

(v)“Peer Group TSRs” mean the total shareholder returns (“TSR”) calculated as described in the definition of Flowers TSR but determined for each of the following seventeen (17) peer group companies:  B&G Foods, Inc., Campbell Soup Company, ConAgra Brands, Inc., General Mills, Inc., The Hain Celestial Group, Inc., The Hershey Company, Hormel Foods Corp., Hostess Brands, Inc., J & J Snack Foods Corp., Kellogg Company, The Kraft Heinz Company, Lancaster Colony Corp., McCormick & Company, Inc., Mondelez International, Inc., Post Holdings, Inc., The J.M. Smucker Company, and TreeHouse Foods, Inc.  The Peer Group TSRs shall be adjusted as follows for the following events:  (x) peer group companies filing for bankruptcy during the TSR

Measurement Period will be considered to have negative one hundred percent (-100%) TSR and (y) peer group companies that are acquired during the TSR Measurement Period shall (1) be excluded if they enter into a definitive agreement to be acquired during the first year of the TSR Performance Period and (2) be positioned relative to the Flowers TSR based on both companies’ TSRs through the trading day which is twenty (20) trading days before the acquired company announces the transaction if they enter into a definitive agreement to be acquired after the first year of the TSR Performance Period.  If a peer group company is subsumed by merger (i.e., no longer exists after the merger is consummated), it will be eliminated for that TSR Measurement Period and any subsequent TSR Measurement Periods.

(vi)“Percentile” means the rank order from the bottom of the Flowers TSR vs. the Peer Group TSRs on a scale of 100, as calculated by Microsoft Excel®, with the Company included in the group for this purpose.

(vii)“ROIC Performance Period” means December 29, 2019 through December 31, 2022.

(viii)“TSR Performance Period” means January 1, 2020 through December 31, 2022.

(ix)“TSR Measurement Periods” means January 1, 2020 through each respective calendar quarter ending March 31, June 30, September 30 and December 31, 2022.

(x)“Performance Criteria” means the Management Objectives approved by the Committee which set forth the performance standards applicable to each of the ROIC Shares and the TSR Shares.

(xi)“Target” means the payment percentage equaling 100% relative to a designated level of achievement of the applicable Performance Criteria set forth in the table providing the range of potential payment opportunities for each of the ROIC Shares and the TSR Shares.

(xii)“WACC” means the weighted quarterly average during the ROIC Performance Period of the sum of (a) time-weighted average quarterly book value of the company’s interest-bearing obligations times the time-weighted average quarterly value of the company’s cost of debt, as determined by the committee’s business judgment and considering market conditions, and (b) the time-weighted average quarterly market value of the company’s equity capital times the cost of equity, as determined by the committee’s business judgment and considering market conditions, divided by the sum of the time-weighted average quarterly book value of the company’s interest-bearing obligations and the time-weighted average quarterly market value of the company’s equity capital. GAAP and other amounts used in the calculation of ROIC shall be adjusted for items that in the committees’ judgement, and as agreed to by the company’s external auditors, affect comparability during the measurement period.

(xiii)“Cause” means:

(A)	any willful or negligent material violation of any applicable securities laws (including the Sarbanes-Oxley Act of 2002);
(B)	any act of fraud, intentional misrepresentation, embezzlement, dishonesty, misappropriation or conversion of any asset or business opportunity of the Company;
(C)	conviction of, or entering into a plea of nolo contendere to, a felony;
(D)

an intentional, repeated or continuing violation of any of the Company’s policies or procedures that occurs or continues after the Company has given notice to the Grantee that he or she has materially violated a Company policy or procedure;

(E)

any breach of a written covenant or agreement with the Company, including the terms of this Plan (other than a failure to perform Grantee’s duties with the Company resulting from the Grantee’s incapacity due to physical or mental illness or from the assignment to the Grantee of duties that would constitute Good Reason), which is material and which is not cured within thirty (30) days after written notice thereof from the Company to the Grantee;

(F)	abuse of alcohol or drugs; or
(G)	failure to reasonably cooperate in a governmental or Board investigation.

(xiv)“Good Reason” means a timely termination of employment for any of the reasons set forth in (A) through (H) below, but only if (I) is satisfied:

(A)

a material diminution in the Grantee’s duties, responsibilities or authority (for the avoidance of doubt, a change in title or reporting alone does not constitute “Good Reason” under this subsection (A).);

(B)	a material reduction by the Company of the Grantee’s base salary;
(C)	a material reduction by the Company of the Grantee’s target bonus opportunity;

(D)

a material reduction in long-term incentives from the year prior to the Change in Control, as measured by grant date economic values determined by a third-party compensation firm chosen by the Company and using generally accepted methodologies, which may include annualizing prior year long-term incentive grants over more than one year and ignoring prior special retention or sign-on grants;

(E)	a material failure of the successor entity to cover the Grantee under the savings and retirement plans provided to similarly situated executives;
(F)

the relocation of the Company’s principal executive offices more than fifty (50) miles from their current location, if at the time of a Change in Control the Grantee is based at the Company’s principal executive offices, or the requirement of the Grantee to be based at a location more than fifty (50) miles from the Grantee’s location as of the Change of Control;

(G)	any purported termination by the Company of the Grantee’s employment upon the occurrence of a Change in Control except for Cause; or
(H)

any failure by a successor company to assume on behalf of its participants the Flowers Foods Inc., Change of Control Severance Plan (the “COC Severance Plan”) or to amend such COC Severance Plan in violation of its terms; but provided that,

(I)	the Grantee gives the Company timely notice of the “Good Reason” event and a reasonable amount of time to cure such “Good Reason” event.

For purposes of subsection (I) above, before a termination by a Grantee will constitute termination for Good Reason, the Grantee must give the Company a notice of termination of employment within ninety (90) calendar days following the occurrence of the event that constitutes Good Reason.  For a Grantee who terminates prior to and in anticipation of a Change in Control during the period that is six (6) months preceding the Change in Control date, the period in which the Grantee must give the Company a notice of termination of employment is the later of (x) ninety (90) calendar days following the occurrence of the event that constitutes Good Reason and (y) the Change in Control.  Failure to provide such notice of termination of employment within such applicable period shall be conclusive proof that the Grantee shall not have Good Reason to terminate employment.

Good Reason shall exist only if (i) the Company fails to remedy the event or events constituting Good Reason within thirty (30) calendar days after receipt of the notice of termination of employment from the Grantee and (ii) the Grantee terminates his or her employment within one hundred eighty (180) days of the Grantee receiving notice of the existence of any event or condition described in clauses (A) through (H) above.

5.Forfeiture of Stock Award.

(a)If the Grantee ceases to be continuously employed by the Company and/or Subsidiary at any time prior to the Vesting Date, any portion of the Stock Award that has not theretofore become non-forfeitable in accordance with the terms of Sections 1 and 2 shall be forfeited, except as provided in Section 3.

(b)In any event, if, prior to the entire Stock Award becoming non-forfeitable, the Grantee is demoted due to Cause or poor performance from the position of employment held by the Grantee on the Date of Grant to a position which would not have been eligible for a grant of Performance Shares pursuant to the Committee’s guidelines as of the Date of Grant, then the Grantee shall forfeit a fraction of the Stock Award, but shall, subject to the provisions of this Agreement, be entitled to retain the remaining fraction of the initial Stock Award.  The fraction of the Stock Award that the Grantee is entitled to retain is a fraction that is equal to the number of the Company’s complete fiscal quarters of the applicable performance period in which the Grantee is employed in the position held by the Grantee on the Date of Grant (beginning with December 29, 2019 and terminating with the quarter in which or with which demotion occurs) divided by twelve (12).  Notwithstanding the foregoing, solely for purposes of this Agreement, the Committee may determine in its sole discretion that an apparent demotion (meaning not due to Cause or poor performance, as opposed to an actual demotion) shall not cause a forfeiture.

6.Dividend, Voting and Other Rights.  Except as otherwise provided in this Section 6, the Grantee shall have none of the rights of a stockholder with respect to the Stock Award.  A notional cash account for the Grantee shall be credited with an amount equal to any cash dividends paid by the Company on its common stock during the full or partial performance period as determined under Sections 1 through 5.  Such notional cash dividends shall become non-forfeitable only with respect to the corresponding portion of the Stock Award that ultimately vests in accordance with Sections 1 through 5.  Non-forfeitable notional cash dividends will be distributed in cash, without interest, when the corresponding vested portion of the Stock Award is paid out as set forth in Sections 2 and 3.

7.Settlement.  The Stock Award ultimately earned and vested shall not be issued until payout.  The Company may deliver the Stock Award by delivery of physical certificates or by certificate-less book-entry issuance.

8.Restrictions on Transfer of Stock Award.  The Stock Award may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until such shares have been paid out.  Any purported transfer, encumbrance or other disposition of the Stock Award that is in violation of this Section 8 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Stock Award.

9.Compliance with Law.  The Company will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any restricted or non-restricted shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

10.Adjustments.  The Committee will make such adjustments in the number and kind of shares of stock or other securities covered by this Agreement as provided for in Section 11 of the Plan.

11.Taxes and Withholding.  To the extent that the Company or Subsidiary is required to withhold any federal, state, local or foreign tax in connection with the issuance or vesting of any portion of the Stock Award or other amounts pursuant to this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the delivery of the shares to the Grantee that the Grantee shall pay the tax in cash or make provisions that are satisfactory to the Company for the payment thereof.

12.No Employment Rights.  The Plan and this Agreement will not confer upon the Grantee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and will not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Grantee at any time.

13.Relation to Other Benefits.  Any economic or other benefit to the Grantee under this Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit‑sharing, retirement, or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any Subsidiary, unless provided otherwise in any such plan.

14.Agreement Subject to the Plan.  The Stock Award granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan.  Capitalized terms in this Agreement may be defined herein, defined in the Plan, or defined in both places.  In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the Stock Award or its vesting.

15.Recoupment.  In the event the Board has reliable evidence of knowing misconduct by the Grantee that resulted in the incorrect overstatement of the Company’s earnings or other financial measurements which were taken into consideration with respect to Management Objectives, and the Grantee either received an award of Option Rights, Restricted Stock, Performance Shares, Performance Units or any other award granted under the Plan, or such awards vested or became non-forfeitable as a result of such overstatement, the Board shall require that the Grantee reimburse the Company or forfeit, as applicable, the full amount of any awards granted pursuant to the Plan that resulted from such overstatement.  The remedy specified in this Section 15 shall not be exclusive, and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.

In addition, and notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s Clawback Policy, as it may be amended from time, or any other applicable recoupment, recapture, clawback, or recovery policy of the Company as adopted by the Board or the Committee and in effect from time to time (the “Compensation Recovery Policy”), and that applicable provisions of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date hereof.  A copy of the Compensation Recovery Policy is available upon request.

16.Amendments.  Subject to the terms of Section 17 of the Plan, any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

17.Severability.  In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

18.Successors and Assigns.  Without limiting Section 8 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

19.Governing Law.  This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Georgia.

20.Notices.  Any notice to the Company provided for herein shall be in writing to the Company at the principal executive office of the Company, marked Attention:  Corporate Secretary, and any notice to the Grantee shall be addressed to said Grantee at his or her address then currently on file with the Company.  Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid.  Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose, any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

21.Certain Additional Defined Terms.  In addition to the following defined terms and terms defined elsewhere herein, when used in the Agreement, terms with initial capital letters have the meaning given such term under the Plan, as in effect from time to time.

(a)“Board” means the Board of Directors of the Company.

(b)“Change in Control” shall mean the consummation of any Change in Control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined by the Board, in its sole discretion; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i)any Person (as such term is defined in Sections 13(d) or 14(d)(2) of the Exchange Act; hereafter, a “Person”) is on the date hereof or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the Voting Power; provided, however, that for purposes of this Section 21(b), the following rules shall apply:

(A)

(1) a Change in Control will not be deemed to have occurred in the case of any acquisition of Voting Power directly from the Company that is approved by a majority of those persons serving as directors of the Company on the date of this Plan (the “Original Directors”) or their Successors (as defined below), (2) any acquisition of Voting Power by the Company, or any Subsidiary, and (3) any acquisition of Voting Power by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary (the term “Successors” shall mean those directors whose election or nomination for election by stockholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of the Company, as the case may be, at the time of such election or nomination for election);

(B)

if any Person is or becomes the beneficial owner of 35% or more of the Voting Power as a result of a transaction described in clause (A) of this Section 21(b)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Power representing 1% or more of the then-outstanding Voting Power other than in an acquisition directly from the Company that is approved by a majority of the Original Directors or their Successors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Power are treated equally, such subsequent acquisition shall be treated as a Change in Control;

(C)

a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 35% or more of the Voting Power as a result of a reduction in the number of shares of Voting Power outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Original Directors or their Successors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Power representing 1% or more of the then-outstanding Voting Power other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Power are treated equally; or

(D)

if at least a majority of the Original Directors or their Successors determine in good faith that a Person has acquired beneficial ownership of 35% or more of the Voting Power inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Original Directors or their Successors a sufficient number of shares so that such Person beneficially owns less than 35% of the Voting Power, then no Change in Control shall have occurred as a result of such Person’s acquisition.

(ii)The Company consummates a merger or consolidation in which stockholders of the Company immediately prior to entering into such agreement will beneficially own, immediately after the effective time of the merger or consolidation, securities of the Company or any surviving or new corporation, as the case may be, having less than 60% of the Voting Power of any surviving or new corporation, as the case may be, including Voting Power exercisable on a contingent or deferred basis as well as immediately exercisable Voting Power, excluding any merger or combination of a wholly owned Subsidiary into the Company, or the Company into a wholly owned Subsidiary; or

(iii)The Company consummates a sale, lease, exchange or other transfer or disposition of all or substantially all of its assets to any Person other than to a wholly owned Subsidiary, but not including (A) a mortgage or pledge of assets granted in connection with a financing or (B) a spin-off or sale of assets if the Company continues in existence and its common shares are listed on a  national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; or

(iv)the Original Directors and/or their Successors as defined above in Section 21(b)(i)(A) of this definition do not constitute a majority of the whole Board as the case may be; or

(v)approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, as the case may be.

(c)“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

(d)“Voting Power” means, at any time, the combined voting power of the then outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or the members of the board of directors or similar body in the case of another entity.

22.Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with, or be exempt from, the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to the Grantee.  This Agreement in conjunction with the terms of the Plan shall be administered in a manner consistent with this intent.  Any amendments made to comply with Section 409A of the Code may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee.  In any case, the Grantee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold the Grantee harmless from any or all of such taxes or penalties.

23.Data Protection.  By signing below, the Grantee consents that the Company may process the Grantee’s personal data, including name, Social Security number, address and number of shares of the Stock Award (“Data”), exclusively for the purpose of performing this Agreement, in particular in connection with the Stock Award awarded to the Grantee.  For this purpose, the Data may also be disclosed to and processed by companies outside the Company, e.g., banks involved.

(Signature follows on the next page)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.

FLOWERS FOODS, INC.

By:
R. Steve Kinsey
Chief Financial & Administrative Officer